Exhibit 10.4
SURMODICS, INC.
2009 EQUITY INCENTIVE PLAN
Performance Share Award Agreement*

Full Name of Participant:

Number of Shares Covered:	Grant Date:

Performance Period:

Performance Objectives:

Number of
Performance Objective	Achievement	Units that Vest
This is a Performance Share Award Agreement (“Agreement”) between SurModics, Inc., a Minnesota corporation (the “Company”), and the Participant identified in the table above.
Recitals
     WHEREAS, the Company maintains the SurModics, Inc. 2009 Equity Incentive Plan (the “Plan”);
     WHEREAS, the Board of Directors of the Company has appointed the Organization and Compensation Committee (the “Committee”) to administer the Plan and determine the Awards to be granted under the Plan; and
     WHEREAS, the Committee or its designee has determined that the Participant is eligible to receive an Award under the Plan in the form of Performance Shares;
     NOW, THEREFORE, the Company and the Participant mutually agree as follows:

*	Any capitalized term used in this Agreement will have the meaning set forth in this Agreement (including the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

Terms and Conditions
1.	Grant. Subject to the terms and conditions of this Agreement, the Participant is granted the right to receive up to the number of Performance Shares specified in the table at the beginning of this Agreement (the “Award Table”). Such Performance Shares are subject to the vesting conditions and restrictions provided for in this Agreement, and in the Plan, and are referred to collectively as the “Performance Shares” and each as a “Performance Share.” The term “Performance Shares” also refers to all securities received by the Participant in replacement of or in connection with the Performance Shares acquired hereby pursuant to a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant event.

2.	Performance Objectives; Vesting.
(a)	Vesting. The Performance Shares shall vest only upon the achievement of all or a portion of certain Performance Objectives, which much be achieved within the Performance Period, in each case as specified in the Award Table. The extent to which achievement of all or a portion of the Performance Objectives will result in the vesting of the Performance Shares is set forth in the Award Table. Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to the issuance of any portion of the Performance Shares until the Committee determines the number of Performance Shares, if any, which have vested.

(b)	Lapse. The Performance Shares for which the Performance Objectives are not achieved within the Performance Period will lapse and the Participant will thereafter have no right, title or interest whatsoever in such Performance Shares or the underlying Common Stock. The Shares underlying Performance Shares which lapse pursuant to this Section 2(b) shall again be eligible for Awards under the Plan.
3.	Determination of Performance Objectives Achievement; Issuance of Shares. Within 120 (one hundred and twenty) days after the end of the Performance Period, the Company will provide the Committee with information regarding the extent to which the Performance Objective were achieved within the Performance Period. Shares shall be issued for Performance Shares that vest pursuant to Section 2(a) in the calendar year in which it is determined that such Performance Shares have vested; provided, however, that the Participant shall receive cash equal to the Fair Market Value of any fractional shares.

4.	Termination of Employment.
(a)	Prior to Vesting. If, prior to the vesting of any Performance Shares, Participant’s Service with the Company or an Affiliate terminates for any reason, the Participant shall forfeit all unvested Performance Shares, and this Agreement shall terminate.

(b)	After Vesting But Prior to Issuance. Participant’s Service with the Company or an Affiliate terminates for any reason after Performance Shares have vested but prior to the date such Shares are issued, then Participant (or Participant’s Successor or

Transferee) shall be entitled to receive Shares in exchange for such vested Performance Shares as if such termination of employment had not occurred. The number of such Performance Shares shall be determined by the Committee pursuant to Section 2 and shall be issued as set forth in Section 3. Upon the issuance of the vested Performance Shares, this Performance Agreement shall terminate.
5.	Tax Withholding. The parties hereto recognize that the Company or its Subsidiary may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Performance Shares, or, in the event that the Participant elects under Code Section 83(b) to report the receipt of the Performance Shares as income in the year of receipt, upon the Participant’s receipt of the Performance Shares. The Participant agrees that, at such time, if the Company or its Subsidiary is required to withhold such taxes, the Participant will promptly pay, in cash upon demand to the Company or the Subsidiary having such obligation, such amounts as will be necessary to satisfy such obligation. In lieu of all or any part of a cash payment from a person receiving Performance Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact to the Company or any Affiliate) through a reduction in the number of Performance Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

The Participant further acknowledges that the Company has directed the Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Participant may reside, and the tax consequences of the Participant’s death.

6.	Not Part of Employment Contract; Discontinuance of Employment. This Agreement awards Performance Shares to the Participant, but does not impose any obligation on the Company to make any future grants or issue any future awards to the Participant or otherwise continue the participation of the Participant under the Plan. This Agreement will not give the Participant a right to continued employment or Service with the Company or any Affiliate, and the Company or Affiliate employing the Participant may terminate his or her Service and otherwise deal with the Participant without regard to the effect it may have upon him or her under this Agreement

By executing this Agreement, the Participant expressly acknowledges the above.

7.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Participant. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

8.	Binding Effect. This Agreement will be binding in all respects on the heirs, representatives, successors and assigns of the Participant (and included for the sake of clarification, a Successor or Transferee of the Participant).

9.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

10.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Performance Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of these Performance Shares and the administration of the Plan.

11.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

12.	Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Code will be deferred until the earliest date that such payments may be made without the imposition of such tax.

13.	Acknowledgment of Receipt of Copy. By execution hereof, the Participant acknowledges having received a copy of the Plan.

     IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the                      day of                                         ,                     .

PARTICIPANT

SURMODICS, INC.

By

Name

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